EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of April 7, 2022, by and between Perpetual US Services, LLC (PGIA) (the “Adviser”) and The Advisors’ Inner Circle Fund III (the “Trust”) (the “Agreement”), on behalf of the series of the Trust set forth in Schedule A attached hereto (the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust organized under an Agreement and Declaration of Trust, dated December 4, 2013 (the “Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Funds are each a series of the Trust;

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement effective as of April 7, 2022 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Funds and the Funds’ shareholders to maintain the expenses of the Funds at a level at or below the level to which each Fund normally would be subject in order for each Fund’s expense ratio to not exceed the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for said Fund in Schedule A hereto.

NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund in any fiscal year, including, but not limited to, investment advisory fees of the Adviser (but excluding any class-specific expenses (including distribution and service (12b-1) fees and shareholder servicing fees), interest, taxes, brokerage commissions and other costs and expenses relating to the securities that are purchased and sold by the Fund, dividend and interest expenses on securities sold short, acquired fund fees and expenses, fees and expenses incurred in connection with tax reclaim recovery services, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other non-routine expenses not incurred in the ordinary course of said Fund’s business (including litigation expenses) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, after first giving effect to the investment advisory fee waiver provided in the separate Investment Advisory Fee Waiver Letter attached hereto as Appendix 1 (the “Fee Waiver Letter”), as such Fee Waiver Letter may be amended from time to time, said excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to a Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund. The Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for the Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by the Fund.

1.3. Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Maximum Annual Operating Expense Limit of said Fund, then the Adviser first shall waive or reduce the Adviser’s investment advisory fee for said month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any said month is insufficient to pay the Excess Amount, or would cause a class of the Fund to pay a different share of the investment advisory fee, then the Adviser also shall remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay said Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year (or the termination of this Agreement if sooner), an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount for said fiscal year.

2. Reimbursement of Fee Waivers and Expense Payments.

2.1. Reimbursement. At any time in which the Advisory Agreement still is in effect, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to said Fund pursuant to Section 1 hereof to the extent that the estimated aggregate Fund Operating Expenses of said Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit (i) at the time of the fee waiver or expense payment and (ii) at the time of the reimbursement. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during the rolling three (3)-year period preceding the reimbursement, less any reimbursement previously paid by said Fund to the Adviser, pursuant to this Section 2, with respect to said waivers, reductions, and payments. For the avoidance of doubt, the Reimbursement Amount for any said waiver, reduction or other remittance by the Adviser shall be determined by reference to the Reimbursement Amount’s own rolling three (3)-year period. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Reimbursement Amount. Notwithstanding the foregoing, the Adviser shall not be entitled to reimbursement of any investment advisory fees waived under the Fee Waiver Letter.

2.2. Board Notification. The Fund shall provide to the Board of Trustees of the Trust (the “Board”) a quarterly report of any reimbursements paid to the Adviser pursuant to this Agreement.

2.3. Method of Computation. To determine the Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Maximum Annual Operating Expense Limit of said Fund, then said Fund shall accrue into the Fund’s net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that said amount paid to the Adviser in no event shall exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

2.4. Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to said fiscal year) do not exceed the Maximum Annual Operating Expense Limit for said fiscal year.

2.5. Survival. Subject to Section 2.1 above, this Section 2 shall survive the termination of this Agreement.

3. Term and Termination of Agreement.

This Agreement shall continue in effect with respect to the Funds until the date indicated on Schedule A (“Initial Term End Date”) and thereafter shall continue in effect from year to year for successive one-year periods; provided, that this Agreement may be terminated, without payment of any penalty, with respect to the Fund:

i.	by the Trust, for any reason and at any time; or

ii.	by the Adviser, for any reason, upon ninety (90) days’ (or such shorter period as agreed to by the Trust) prior written notice to the Trust at the Trust’s principal place of business, said termination to be effective as of the close of business on the Initial Term End Date or as of the close of business on the last day of the then-current one-year period; or at such earlier time, provided that said termination is approved by majority vote of the Trustees, including a majority of those Trustees who are not “interested persons” (as this term is defined in the 1940 Act) of the Trust (“Independent Trustees”) voting separately; and

iii.	automatically upon the termination of the Advisory Agreement.

4. Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect the construction or effect of these provisions.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust and/or the Fund is subject or by which the Trust and/or the Fund is bound, or to relieve or deprive the Board of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Funds.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to said Advisory Agreement or the 1940 Act.

4.4. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to said jurisdiction, be ineffective to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.5. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the conflicts of law principles thereof, and the parties consent to the jurisdiction of courts, both state and federal, in the State of Delaware, with respect to any dispute under this Agreement.

4.6. Amendment. This Agreement may not be amended except pursuant to a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

4.7. Assignment. The Adviser may not assign the Adviser’s right or obligations under this Agreement except with prior approval by majority vote of the Trustees, including a majority of Independent Trustees voting separately.

4.8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or otherwise shall be rendered invalid, the remainder of this Agreement shall not be affected thereby.

4.9. Entire Agreement. This Agreement, including any schedules hereto (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by the parties’ respective officers thereunto duly authorized, as of the day and year first above written.

THE ADVISORS INNER CIRCLE FUND III,
on behalf of the series of the Trust set forth in Schedule A

/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

Perpetual US Services, LLC

/s/ Charles S. Thompson II
Name:	Charles S. Thompson II
Title:	President of RIA & Head of Distribution and Strategy-Americas

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Perpetual Expense Limitation Agreement

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Applicable Expense Limit	Initial Term End Date
Barrow Hanley Credit Opportunities Fund • I Shares • Y Shares	0.78%	2/28/2024

A-1

APPENDIX 1

Fee Waiver Letter

PERPETUAL US SERVICES LLC, doing business as PGIA

155 North Wacker Drive, Suite 4250

Chicago, Illinois 60606

April 7, 2022

The Advisors’ Inner Circle Fund III

One Freedom Valley Drive

Oaks, PA 19456

Ladies and Gentlemen:

Perpetual US Services LLC, doing business as PGIA (the “Adviser”) serves as investment adviser of the Barrow Hanley Credit Opportunities Fund (the “Credit Opportunities Fund”) and the Barrow Hanley Floating Rate Fund (the “Floating Rate Fund” and together with the Credit Opportunities Fund, the “Funds”), each a series of The Advisors’ Inner Circle Fund III (the “Trust”). Upon the Funds’ commencement of operations, the Credit Opportunities Fund will invest a portion of its assets in the Floating Rate Fund (the “Applicable Portion”). The Adviser hereby agrees to waive the management fee payable to the Adviser by the Credit Opportunities Fund in the amount equal to the advisory fee the Adviser receives from the Floating Rate Fund attributable to the Applicable Portion.

The Adviser agrees that its obligations under this letter will extend until February 28, 2024 and thereafter shall continue in effect from year to year for successive one-year periods; provided, that this letter may be terminated, without payment of any penalty, with respect to the Credit Opportunities Fund:

i.	by the Trust, for any reason and at any time;

ii.	by the Adviser, for any reason, upon ninety (90) days’ (or such shorter period as agreed to by the Trust) prior written notice to the Trust at the Trust’s principal place of business, said termination to be effective as of the close of business on February 28, 2024 or as of the close of business on the last day of the then-current one-year period; or at such earlier time, provided that said termination is approved by majority vote of the Trustees, including a majority of those Trustees who are not “interested persons” (as this term is defined in the 1940 Act) of the Trust, voting separately; and

iii.	automatically upon the termination of the investment advisory agreement between the Trust, on behalf of the Credit Opportunities Fund, and the Adviser.

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Very truly yours,

PERPETUAL US SERVICES LLC, doing business as PGIA

By:	/s/ Charles S. Thompson II
Name:	Charles S. Thompson II
Title:	President of RIA & Head of Distribution and Strategy-Americas

Agreed and accepted by:

THE ADVISORS’ INNER CIRCLE FUND III,

on behalf of the Barrow Hanley Credit Opportunities Fund and the Barrow Hanley Floating Rate Fund

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

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Perpetual Fee Waiver Letter with

The Advisors’ Inner Circle Fund III